Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-115113 of DrugMax, Inc. on Form S-3 of our report dated April 21, 2004 (except with respect to the matters discussed in the fourth paragraph of Note 1, as to which the date is July 1, 2004), on the consolidated financial statements of Familymeds Group, Inc. and subsidiaries as of December 27, 2003 and December 28, 2002 and for the years then ended (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the: (i) the change in method of accounting for negative goodwill, goodwill and other intangible assets to conform to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”, (ii) the application of procedures relating to certain disclosures of consolidated financial statement amounts related to the December 29, 2001 consolidated financial statements that were audited by other auditors who have ceased operations and (iii) uncertainty related to Familymeds Group, Inc.’s ability to continue as a going concern), appearing in DrugMax Inc.’s definitive proxy statement on Schedule 14A filed on October 12, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut January 3, 2005